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Exhibit 10.1

SEALED AIR CORPORATION
Amendment to Contingent Stock Plan
August 4, 2004

        Section 20 of the Contingent Stock Plan of Sealed Air Corporation (the "Corporation") is amended to read in its entirety as follows:

            Section 20.    Tax Withholding.    Each Purchase Agreement incident to the Plan shall make appropriate provisions for the withholding of any federal, state or local taxes and any other charges that may be required by law to be withheld by reason of an Award, the issuance of Common Stock pursuant to the Plan or the reacquisition of such Common Stock by the Corporation. The Corporation may cause any tax withholding obligation or other charges described in the preceding sentence to be satisfied by the Corporation withholding from the shares of Common Stock covered by an Award a number of shares (rounded up to the nearest whole share) with an aggregate fair market value on the date that such withholding obligation arises equal to the aggregate amount of such taxes and other charges. Regardless of any other provision of the Plan, the Corporation may refuse to issue or to deliver to the Employee certificates or a book entry statement representing shares covered by an Award until the Employee to whom the Award was made complies with any withholding obligation.

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SEALED AIR CORPORATION Amendment to Contingent Stock Plan August 4, 2004